EXHIBIT 99.1

PRESS RELEASE

                                AMERIANA BANCORP
                            REPORTS REVISED EARNINGS

         March 31, 2008, New Castle, Indiana. Ameriana Bancorp (NASDAQ: ASBI) today announced revised earnings for the year ended December 31, 2007 of $1.2 million or $0.39 per share. The decrease from the amount previously reported for 2007 related to an additional write down of $520,000 on a commercial real estate construction property held as other real estate owned, and reduced net income by $343,000 after tax. The additional write down reflected a further decline in the "as is" market value of the property after its transfer to other real estate owned in the third quarter of 2007, based on an appraisal received on March 28, 2008.

         For further discussion of Ameriana Bancorp's financial condition and results of operation, see Ameriana Bancorp's Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 31, 2008.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank, SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, on file with the Securities and Exchange Commission, including the sections entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Contact:
Jerome J. Gassen
President and Chief Executive Officer
Ameriana Bancorp
(765) 529-2230